                                                                     Exhibit 3.1

                               COMPANIES ORDINANCE
                            COMPANY LIMITED BY SHARES

                          MEMORANDUM OF ASSOCIATION OF

                              SAYFUN SEMICONDUCTORS

1.    Name of the Company:                In English:
                                          In Hebrew:  SAYFUN SEMICONDUCTORS LTD.

2.    The purposes for which the Company was established are:

      a. To develop, manufacture and sell semiconductor technologies and related products.

      b.    To engage in the operation and exploitation of software business.

      c.    To perform any activity permitted by law.

3. The Company is entitled to engage in any lawful activity in order to achieve its purposes.

4.    The liability of the Company's members shall be limited.

5. The Company's share capital 100,000 New Israel Shekels, and is divided into 99,990 ordinary shares class A and 10 ordinary shares class B, each with a nominal value of one (1) New Israel Shekel.

We, the undersigned wish to join the Company in accordance with this Memorandum of Association and each agree to take the number of shares of the share capital as listed beside our names:

       Name                Address         Ordinary Shares        Signature
       ----                -------         ---------------        ---------
Eitan Sycamore Ltd   4 Achi Dakar Street   1 class A             By: /s/ Boaz Eitan
                     Ra'anana

Dr. Boaz Eitan       4 Achi Dakar Street   69 class A            By: /s/ Boaz Eitan
                     Ra'anana

Dr. Boaz Eitan       4 Achi Dakar Street   4 class B             By: /s/ Boaz Eitan
                     Ra'anana

Total Shares issued:         70 ordinary shares class A
                             4 ordinary shares class B

Total:                       74 shares

Witness:      Tally Eitan, Adv.

Executed this 31 day of October, 1996